UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2021

American Public Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33810	01-0724376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Congress Street Charles Town, West Virginia	25414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 304-724-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	APEI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 1, 2021 (the “Closing Date”), American Public Education, Inc. (“APEI”) completed its previously announced acquisition of Rasmussen University (the “Acquisition”), a nursing- and health sciences-focused institution serving approximately 18,000 students at its 23 campuses across six states and online. The Acquisition was completed pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) dated October 28, 2020, by and among APEI, FAH Education, LLC (“Seller”), Rasmussen, LLC (“Rasmussen”), and Rasmussen College, LLC, a wholly owned subsidiary of Rasmussen (“Rasmussen College”).

Pursuant to the Purchase Agreement, on the Closing Date, APEI purchased from Seller all membership interests in Rasmussen for an aggregate purchase price of $329 million in cash, subject to customary adjustments. As permitted pursuant to the Purchase Agreement, APEI elected to pay the entirety of the aggregate purchase price in cash in lieu of paying $300 million in cash plus $29 million in shares of a new series of non-voting preferred stock of APEI. Upon completion of the Acquisition, Rasmussen merged into Rasmussen College and Rasmussen College became a wholly owned subsidiary of APEI.

The foregoing description of the Acquisition and the Purchase Agreement is qualified by reference to the text of the Purchase Agreement, which was filed as Exhibit 2.1 to APEI’s Current Report on Form 8-K filed on October 28, 2020 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On the Closing Date, APEI, as borrower, entered into a Credit Agreement (the “Credit Agreement”) with Macquarie Capital Funding LLC, as administrative agent and collateral agent (the “Agent”), Macquarie Capital USA Inc. and Truist Securities, Inc., as lead arrangers and joint bookrunners, and certain lenders party thereto (the “Lenders”). The Credit Agreement provides for (i) a senior secured term loan facility in an aggregate original principal amount of $175.0 million (the “Term Loan”) and (ii) a senior secured revolving loan facility in an aggregate commitment amount of $20.0 million (the “Revolving Credit Facility” and, together with the Term Loan, the “Facilities”), the full capacity of which may be utilized for the issuance of letters of credit. The Revolving Credit Facility also includes a $5.0 million subfacility for swing line loans. The Term Loan, the proceeds of which were used as part of the cash consideration for the Acquisition, was fully funded on the Closing Date.

The Credit Agreement provides APEI with the option, subject to certain conditions, including obtaining commitments from one or more lenders, to increase the total commitments under the Revolving Credit Facility, increase the amount of the Term Loan and/or incur incremental term loan facilities in an aggregate amount not to exceed the sum of (A) the greater of (1) $91.0 million and (2) an amount equal to consolidated EBITDA on a pro forma basis for the most recently ended four-quarter period (less the aggregate amount of certain other incremental indebtedness permitted to be incurred by APEI, and plus the aggregate amount of voluntary prepayments of certain other incremental indebtedness permitted to be incurred by APEI) and (B) an amount (1) in the case of secured incremental facilities that rank pari passu with the Facilities, such that the First Lien Net Leverage Ratio would not be greater than 1.50 to 1.00 and the Total Net Leverage Ratio would not be greater than 2.00 to 1.00, (2) in the case of secured incremental facilities that rank junior to the Facilities, such that the Secured Net Leverage Ratio would not be greater than 1.75 to 1.00 and the Total Net Leverage Ratio would not be greater than 2.00 to 1.00, and (3) in the case of unsecured incremental facilities, such that the Total Net Leverage Ratio would not be greater than 2.00 to 1.00 or the Interest Coverage Ratio would not be less than 2.00 to 1.00. The First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio are each defined in the Credit Agreement and reflect a ratio of (x) in the case of the First Lien Net Leverage Ratio, consolidated first lien indebtedness (net of unrestricted cash and cash equivalents in excess of $50.0 million) to consolidated EBITDA, (y) in the case of the Secured Net Leverage Ratio, consolidated secured indebtedness (net of unrestricted cash and cash equivalents in excess of $50.0 million) to consolidated EBITDA, and (z) in the case of the Total Net Leverage Ratio, consolidated total indebtedness to consolidated EBITDA. The Interest Coverage Ratio is also defined in the Credit Agreement and reflects a ratio of consolidated EBITDA to consolidated interest expense.

Outstanding borrowings under the Facilities bear interest at a per annum rate equal to, at APEI’s election, either (x) LIBOR (subject to a 0.75% floor) plus 5.50% or (y) a base rate plus 4.50%, which shall increase by an additional 2.00% on all past due obligations if APEI fails to pay any amount when due. The Term Loan is scheduled to mature on September 1, 2027 (the “Term Loan Maturity Date”) and the Revolving Credit Facility is scheduled to mature on September 1, 2026 (the “Revolving Maturity Date”). An unused commitment fee in the amount of 0.50% is payable quarterly in arrears based on the average daily unused amount of the commitments under the Revolving Credit Facility until the Revolving Maturity Date. Fees are payable on outstanding letters of credit at a rate equal to the applicable margin for LIBOR loans, plus certain customary fees payable solely to the issuer of the letter of credit. APEI is also required to make principal payments of the Term Loan on the last day of each quarter, commencing with the quarter ending December 31, 2021, in an amount equal to $2,187,500 per quarter. Quarterly principal payments of the Term Loan will continue until the Term Loan Maturity Date, on which date the outstanding principal amount of the Term Loan, together with accrued and unpaid interest thereon and other amounts owed under the Credit Agreement, will be required to be paid in full. On the Revolving Maturity Date, the outstanding principal amount of any borrowing under the Revolving Credit Facility, together with accrued and unpaid interest thereon and any other amounts owed under the Revolving Credit Facility, will be required to be paid in full.

Subject to certain exceptions, APEI is required to make mandatory prepayments of the Term Loan, with the proceeds of asset sales, casualty and condemnation events, and unpermitted debt issuances. For any fiscal year, commencing with the fiscal year ending December 31, 2022, that the First Lien Net Leverage Ratio of APEI is in excess of 0.5 to 1.0, APEI is also required to make mandatory prepayments of the Term Loan in an amount equal to 25% (which increases to 50% if the First Lien Net Leverage Ratio of APEI is in excess of 0.75 to 1.0) of excess cash flow for such fiscal year that is in excess of $5.0 million, subject to certain deductions. In addition, APEI may make voluntary prepayments of the borrowings under the Facilities, in whole or in part. Subject to certain exceptions set forth in the Credit Agreement, all voluntary prepayments of the Term Loan made within six months of the Closing Date are subject to the payment of a prepayment premium of 1.0% of the principal amount of the Term Loan prepaid.

The Facilities are and will be guaranteed by APEI’s subsidiaries and certain of APEI’s future subsidiaries that are required to become a party thereto as guarantors (collectively, the “Guarantors”). APEI’s obligations under the Credit Agreement and the guarantee of such obligations are secured by a pledge of substantially all of APEI’s assets and are secured by a pledge of substantially all of the assets of the Guarantors pursuant to the terms of the Collateral Agreement dated as of the Closing Date by and among APEI, the Agent and the Guarantors from time to time party thereto (the “Collateral Agreement”).

The Credit Agreement contains affirmative and negative covenants customary for financings of this type, including limitations on APEI’s and its subsidiaries’ abilities, among other things, to incur additional debt, grant or permit additional liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, pay dividends and distributions and enter into affiliate transactions, in each case, subject to certain exceptions. In addition, the Credit Agreement contains a financial covenant that requires APEI to maintain a Total Net Leverage Ratio of no greater than 2.0 to 1.0.

The Credit Agreement also contains representations and warranties of APEI and of the Guarantors customary for financings of this type. Such representations and warranties (i) are intended not as statements of fact, but rather as a way of allocating the risk between the parties to the Credit Agreement and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by APEI’s stockholders or other investors. Accordingly, the Credit Agreement is included with this filing only to provide investors with information regarding the terms of the transaction, and not to provide stockholders or other investors with any other factual information regarding APEI or any of its subsidiaries. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of APEI or any of its subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Credit Agreement also includes events of default customary for financings of this type, in certain cases subject to customary periods to cure, following which the Agent may accelerate all amounts outstanding under the Facilities.

The foregoing description of the Credit Agreement and the Collateral Agreement is qualified by reference to the text of the Credit Agreement and the Collateral Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 7.01	Regulation FD

On September 2, 2021, APEI issued a press release announcing the completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

APEI will file the financial statements required by Item 9.01(a) of Form 8-K by amendment to this Current Report on Form 8-K within the requisite filing period.

(b)	Pro Forma Financial Information.

APEI will file the pro forma financial information required by Item 9.01(b) of Form 8-K by amendment to this Current Report on Form 8-K within the requisite filing period.

(d)	Exhibits.

2.1	Membership Interest Purchase Agreement, dated October 28, 2020, by and among American Public Education, Inc., FAH Education, LLC, Rasmussen, LLC, and Rasmussen College, LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-33810) filed with the Securities and Exchange Commission on October 29, 2020).

10.1	Credit Agreement, dated September 1, 2021, by and among American Public Education, Inc., the Lenders and Issuing Banks from time to time party thereto, Macquarie Capital Funding LLC, Macquarie Capital (USA) Inc., and Truist Securities, Inc. *

10.2	Collateral Agreement, dated September 1, 2021, by and among American Public Education, Inc., Macquarie Capital Funding LLC, as administrative agent and collateral agent and the Guarantors from time to time party thereto. *

99.1	American Public Education, Inc. press release dated September 2, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*            Exhibits and schedules to this agreement have been omitted as permitted under Item 601 of Regulation S-K and will be furnished supplementally upon request to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Public Education, Inc.

Date:	September 2, 2021	By:	/s/ Richard W. Sunderland, Jr.
Richard W. Sunderland, Jr.,
Executive Vice President and Chief Financial Officer